UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2015

CIVITAS SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36623	65-1309110
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

313 Congress Street, 6th Floor

Boston, Massachusetts 02210

(Address of principal executive offices, including zip code)

(617) 790-4800

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 14, 2015, Edward M. Murphy informed the Board of Directors (the “Board”) of Civitas Solutions, Inc. (the “Company”) that he intends to retire from employment with the Company on December 31, 2015 (the “Retirement Date”). Mr. Murphy also notified the Board that he will not stand for re-election as a director at the Company’s 2016 annual meeting of stockholders.

On August 14, 2015, Gregory T. Torres tendered his resignation from the Board, which will be effective September 30, 2015.

On August 19, 2015, the Board approved an increase in the number of directors from nine to ten and appointed Gregory S. Roth as a Class II director, effective September 11, 2015, to fill the vacancy resulting from the increase in the size of the board and Mary Ann Tocio as a Class III director, effective October 1, 2015, to fill the vacancy resulting from Mr. Torres’ resignation. The Board has affirmatively determined that each of Mr. Roth and Ms. Tocio is an “independent director,” as such term is defined in the New York Stock Exchange Rules. Mr. Roth will serve on the Audit Committee of the Board (the “Audit Committee”) and Ms. Tocio will serve on the Quality and Risk Management Committee of the Board (the “Quality and Risk Management Committee”).

Mr. Roth and Ms. Tocio will each be entitled to an annual retainer of $75,000 during their terms of service on the Board. In addition, Mr. Roth will receive a $10,000 annual fee for serving on the Audit Committee and Ms. Tocio will receive a $7,500 annual fee for serving on the Quality and Risk Management Committee. Mr. Roth and Ms. Tocio will each also be eligible to receive equity awards under the Company’s compensation program for non-employee directors and will be entitled to enter into the Company’s standard indemnification agreement for directors.

Mr. Roth and Ms. Tocio were designated as nominees by NMH Investment, LLC (the “LLC”) and affiliates of Vestar Capital Partners pursuant to the Director Nominating Agreement, dated as of September 22, 2014, between the Company and the LLC. There are no relationships between either Mr. Roth or Ms. Tocio and the Company or its subsidiaries that would require disclosure pursuant to Item 404(a) of Regulation S-K.

A copy of the Company’s press release announcing the appointment of Mr. Roth and Ms. Tocio to the Board is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

In connection with his retirement, Mr. Murphy entered into a retirement agreement with the Company (the “Retirement Agreement”). Pursuant to the Retirement Agreement, provided that he executes a customary general release of claims against the Company, Mr. Murphy will receive severance benefits including (i) any earned but unpaid base salary, any earned but unpaid bonus for fiscal 2015 and accrued but unpaid vacation and reimbursable travel and work-related expenses through the Retirement Date; (ii) his base salary in effect as of the Retirement Date for a period of two years beginning on the Retirement Date; (iii) an additional amount equal to $2,000 per month for a period of two years beginning on the Retirement Date; and (iv) an amount equal to Mr. Murphy’s target annual bonus under the annual incentive plan of 100% of base salary in each of 2016 and 2017. In addition, provided Mr. Murphy remains employed with the Company through the Retirement Date, Mr. Murphy’s unvested Class H Units will remain outstanding following the Retirement Date and will continue to have the opportunity to vest, subject to the satisfaction of certain performance goals, pursuant to the agreement by which the Class H Units were granted. The Retirement Agreement confirms that Mr. Murphy may exercise any of his vested stock options within the 90 days following the end of his service on the Board. The Retirement Agreement also reaffirms Mr. Murphy’s agreements under his existing employment agreement not to disclose confidential information, not to solicit the Company’s employees or contractors and not to compete with the Company for a period of two years beginning on the Retirement Date.

A copy of the Retirement Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Retirement Agreement between the Company and Edward M. Murphy, dated as of August 19, 2015.

99.1	Press Release issued by Civitas Solutions, Inc. on August 20, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIVITAS SOLUTIONS, INC.

/s/ Bruce F. Nardella
Date: August 20, 2015	Name: Bruce F. Nardella
Title: Chief Executive Officer and President